Exhibit 99.1

MEDIA CONTACT:
Mike LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 835-5900	Phone: (612) 344-1012
jpaprocki@analysts.com	bartkowski@bluefirepartners.com

Analysts International Revises Guidance Following Steps

to Capitalize on Current Market Conditions; Sets Conference Call

MINNEAPOLIS – September 30, 2003 – Analysts International (Nasdaq: ANLY) announced today that it expects to report revenue for the quarter ending September 30, 2003 of just over $80 million and to report a loss for the quarter of approximately $500,000, or $(0.02) per share.  The Company had anticipated revenue to be slightly higher and earnings of $0.01 per share.

Company officials noted that the revised revenue guidance was due to some continued pricing pressure, but that the earnings revision was primarily due to two factors: $400,000 in severance and related expenses incurred in repositioning the Company’s management structure and an additional $300,000 investment in sales and recruiting initiatives.

Michael J. LaVelle, President and Chief Executive Officer  stated, “While the quarter’s results are lower than originally forecast, recent activity suggests a pick up in demand.  We are repositioning our management structure and making additional investments in sales and recruiting initiatives to take advantage of the current market conditions.  We look forward to benefiting from these initiatives going forward.”

The Company stated that it expects to release earnings for the quarter before the market open on Wednesday, October 22, 2003, and has scheduled a conference call that day to discuss the results of the quarter at 9:30 CDT. To participate in the conference call, interested parties are invited to dial 888-397-6437 a few minutes before the scheduled start and ask for the Analysts International call and leader Mike LaVelle, or visit the Company’s web site at www.analysts.com to link to a live Webcast.  A replay of the call will be available on the Company’s Website.

- more -

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company.

In business for 37 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. Analysts International offers innovative and flexible approaches that are tailored to each client’s unique business environment. The company’s strategic partnerships with best-in-class IT organizations allow access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

# # #

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 28, 2002, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.